Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated March 4, 2011, with respect to the consolidated balance sheets of Webloyalty Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, convertible preferred stock, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ McGladrey and Pullen, LLP

Stamford, CT

June 3, 2011